The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2020

Citigroup Global Markets Holdings Inc.	September----, 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH5491 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

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Principal at Risk Securities

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a quarterly basis beginning approximately one year after issuance on the terms described below. Your return on the securities will depend on the performance of shares of the iShares® China Large-Cap ETF (the “underlying shares”).

▪	The securities provide for the repayment of principal plus a premium following the first valuation date, beginning approximately one year after issuance, on which the closing price of the underlying shares is greater than or equal to the initial share price. However, if the closing price of the underlying shares is not greater than or equal to the initial share price on any of the valuation dates, the securities will not be automatically redeemed at a premium and, instead, you will receive a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the underlying shares from the pricing date to the final valuation date. If the securities are not automatically redeemed prior to maturity and the closing price of the underlying shares on the final valuation date is less than 75% of the initial share price, you will lose at least 25%, and possibly significantly more, of your investment in the securities. Investors in the securities must be willing to accept the risk of losing their entire initial investment.

▪	If we and Citigroup Inc. default on our obligations, you may not receive any amount owed to you under the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of the iShares® China Large-Cap ETF (NYSE Arca symbol: “FXI”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:		$
Stated principal amount:		$10 per security
Pricing date:		September , 2020 (expected to be September 30, 2020)
Issue date:		October , 2020 (three business days after the pricing date)
Maturity date:		October , 2027 (expected to be October 5, 2027)
Valuation dates:		Expected to be October 7, 2021, December 30, 2021, March 30, 2022, June 30, 2022, September 30, 2022, January 3, 2023, March 30, 2023, June 30, 2023, October 2, 2023, January 2, 2024, April 1, 2024, July 1, 2024, September 30, 2024, December 30, 2024, March 31, 2025, June 30, 2025, September 30, 2025, December 30, 2025, March 30, 2026, June 30, 2026, September 30, 2026, December 30, 2026, March 30, 2027, June 30, 2027 and September 30, 2027 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to the underlying shares
Automatic early redemption:		If, on any of the first twenty-four valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the third business day following that valuation date for an amount in cash per security equal to $10 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any of the first twenty-four valuation dates, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Premium:

The premium applicable to each valuation date will be determined on the pricing date and will be the percentage indicated below. The premium may be significantly less than the appreciation of the underlying shares from the pricing date to the applicable valuation date.

•   October 7, 2021: 8.300% of the stated principal amount

•   December 30, 2021: 10.375% of the stated principal amount

•   March 30, 2022: 12.450% of the stated principal amount

•   June 30, 2022: 14.525% of the stated principal amount

•   September 30, 2022: 16.600% of the stated principal amount

•   January 3, 2023: 18.675% of the stated principal amount

•   March 30, 2023: 20.750% of the stated principal amount

•   June 30, 2023: 22.825% of the stated principal amount

•   October 2, 2023: 24.900% of the stated principal amount

•   January 2, 2024: 26.975% of the stated principal amount

•   April 1, 2024: 29.050% of the stated principal amount

•   July 1, 2024: 31.125% of the stated principal amount

•   September 30, 2024: 33.200% of the stated principal amount

•   December 30, 2024: 35.275% of the stated principal amount

•   March 31, 2025: 37.350% of the stated principal amount

•   June 30, 2025: 39.425% of the stated principal amount

•   September 30, 2025: 41.500% of the stated principal amount

•   December 30, 2025: 43.575% of the stated principal amount

•   March 30, 2026: 45.650% of the stated principal amount

•   June 30, 2026: 47.725% of the stated principal amount

•   September 30, 2026: 49.800% of the stated principal amount

•   December 30, 2026: 51.875% of the stated principal amount

•   March 30, 2027: 53.950% of the stated principal amount

•   June 30, 2027: 56.025% of the stated principal amount

•   September 30, 2027: 58.100% of the stated principal amount

Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $10 stated principal amount security you then hold, an amount in cash equal to:

▪ If the final share price is greater than or equal to the initial share price: $10 + the premium applicable to the final valuation date

▪ If the final share price is less than the initial share price but greater than or equal to the trigger price: $10

▪ If the final share price is less than the trigger price: $10 + ($10 × the share return)

If the securities are not automatically redeemed prior to maturity and the closing price of the underlying shares on the final valuation date is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $7.50 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:		, the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the final valuation date
Trigger price:		, 75% of the initial share price
Share return:		(i) The final share price minus the initial share price, divided by (ii) the initial share price
Listing:		The securities will not be listed on any securities exchange, may have limited or no liquidity and are designed to be held to maturity
CUSIP / ISIN:		17328L102 / US17328L1026
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.30(2)	$9.65
$0.05(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $8.705 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.30 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-08 dated February 15, 2019       Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the trigger price are each subject to adjustment upon the occurrence of any of the events described in that section.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investment Summary

The securities do not provide for the regular payment of interest. Instead, beginning approximately one year after issuance, the securities will be automatically redeemed if the closing price of the underlying shares on any of the first twenty-four valuation dates is greater than or equal to the initial share price, for an amount in cash per security equal to $10 plus a premium that will increase over the term of the securities, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final share price is greater than or equal to the initial share price, investors will receive an amount in cash per security equal to $10 plus the premium applicable to the final valuation date, as set forth below. If the securities have not previously been redeemed and the final share price is less than the initial share price but greater than or equal to the trigger price, investors will receive the stated principal amount of $10 per security. However, if the securities are not redeemed prior to maturity and the final share price is less than the trigger price, investors will be exposed to the depreciation of the underlying shares from the initial share price to the final share price on a 1-to-1 basis, and will receive a payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. Investors will not participate in any appreciation of the underlying shares.

Maturity:	Approximately 7 years
Automatic early redemption:	If, on any of the first twenty-four valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the third business day following that valuation date for an amount in cash per security equal to $10 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any of the first twenty-four valuation dates, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.

September 2020	PS-2

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

Premium:

The premium applicable to each valuation date will be determined on the pricing date and will be the percentage indicated below. The premium may be significantly less than the appreciation of the underlying shares from the pricing date to the applicable valuation date.

•   October 7, 2021:              8.300% of the stated principal amount

•   December 30, 2021:       10.375% of the stated principal amount

•   March 30, 2022:             12.450% of the stated principal amount

•   June 30, 2022:               14.525% of the stated principal amount

•   September 30, 2022:      16.600% of the stated principal amount

•   January 3, 2023:            18.675% of the stated principal amount

•   March 30, 2023:             20.750% of the stated principal amount

•   June 30, 2023:               22.825% of the stated principal amount

•   October 2, 2023:            24.900% of the stated principal amount

•   January 2, 2024:            26.975% of the stated principal amount

•   April 1, 2024:                 29.050% of the stated principal amount

•   July 1, 2024:                  31.125% of the stated principal amount

•   September 30, 2024:      33.200% of the stated principal amount

•   December 30, 2024:       35.275% of the stated principal amount

•   March 31, 2025:             37.350% of the stated principal amount

•   June 30, 2025:               39.425% of the stated principal amount

•   September 30, 2025:      41.500% of the stated principal amount

•   December 30, 2025:       43.575% of the stated principal amount

•   March 30, 2026:             45.650% of the stated principal amount

•   June 30, 2026:               47.725% of the stated principal amount

•   September 30, 2026:      49.800% of the stated principal amount

•   December 30, 2026:       51.875% of the stated principal amount

•   March 30, 2027:             53.950% of the stated principal amount

•   June 30, 2027:               56.025% of the stated principal amount

•   September 30, 2027:      58.100% of the stated principal amount

Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $10 stated principal amount security you then hold, an amount in cash equal to:

▪ If the final share price is greater than or equal to the initial share price:
$10 + the premium applicable to the final valuation date

▪ If the final share price is less than the initial share price but greater than or equal to the trigger price: $10

▪ If the final share price is less than the trigger price:
$10 + ($10 × the share return)

September 2020	PS-3

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, beginning approximately one year after issuance, the securities will be automatically redeemed if the closing price of the underlying shares on any of the first twenty-four valuation dates is greater than or equal to the initial share price.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be less than 75% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are automatically redeemed prior to maturity	Beginning approximately one year following the issuance of the securities, if the closing price of the underlying shares is greater than or equal to the initial share price on any of the first twenty-four valuation dates, the securities will be automatically redeemed for an amount in cash per security equal to $10 plus the premium applicable to that valuation date. Investors do not participate in any appreciation of the underlying shares.
Scenario 2: The securities are not automatically redeemed prior to maturity, and investors receive an amount in cash per security equal to $10 plus the premium applicable to the final valuation date at maturity	This scenario assumes that the closing price of the underlying shares is less than the initial share price on each valuation date prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final share price is greater than or equal to the initial share price. At maturity, investors will receive a cash payment equal to $10 plus the applicable premium per security. Investors do not participate in any appreciation of the underlying shares.
Scenario 3: The securities are not automatically redeemed prior to maturity, and investors receive the stated principal amount at maturity	This scenario assumes that the closing price of the underlying shares is less than the initial share price on each valuation date prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final share price is less than the initial share price, but greater than or equal to the trigger price. At maturity, investors will receive a cash payment equal to the $10 stated principal amount per security.
Scenario 4: The securities are not automatically redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity	This scenario assumes that the closing price of the underlying shares is less than the initial share price on each valuation date prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the final share price is less than the trigger price. At maturity, investors will lose 1% for every 1% decline in the value of the underlying shares from the initial share price to the final share price (e.g., a 50% depreciation in the underlying shares will result in a payment at maturity of $5 per security). Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

September 2020	PS-4

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

Hypothetical Examples

The following table illustrates how the amount payable per security will be calculated if the closing price of the underlying shares is greater than or equal to the initial share price on one of the twenty-five valuation dates.

Investors in the securities will not receive any dividends on the underlying shares or the stocks held by the ETF. The examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares” below.

If the first valuation date on which the closing price of the underlying shares is greater than or equal to the initial share price is . . .	. . . then you will receive the following payment per security upon automatic early redemption or at maturity, as applicable:
October 7, 2021	$10 + applicable premium = $10 + $0.8300 = $10.8300
December 30, 2021	$10 + applicable premium = $10 + $1.0375 = $11.0375
March 30, 2022	$10 + applicable premium = $10 + $1.2450 = $11.2450
June 30, 2022	$10 + applicable premium = $10 + $1.4525 = $11.4525
September 30, 2022	$10 + applicable premium = $10 + $1.6600 = $11.6600
January 3, 2023	$10 + applicable premium = $10 + $1.8675 = $11.8675
March 30, 2023	$10 + applicable premium = $10 + $2.0750 = $12.0750
June 30, 2023	$10 + applicable premium = $10 + $2.2825 = $12.2825
October 2, 2023	$10 + applicable premium = $10 + $2.4900 = $12.4900
January 2, 2024	$10 + applicable premium = $10 + $2.6975 = $12.6975
April 1, 2024	$10 + applicable premium = $10 + $2.9050 = $12.9050
July 1, 2024	$10 + applicable premium = $10 + $3.1125 = $13.1125
September 30, 2024	$10 + applicable premium = $10 + $3.3200 = $13.3200
December 30, 2024	$10 + applicable premium = $10 + $3.5275 = $13.5275
March 31, 2025	$10 + applicable premium = $10 + $3.7350 = $13.7350
June 30, 2025	$10 + applicable premium = $10 + $3.9425 = $13.9425
September 30, 2025	$10 + applicable premium = $10 + $4.1500 = $14.1500
December 30, 2025	$10 + applicable premium = $10 + $4.3575 = $14.3575
March 30, 2026	$10 + applicable premium = $10 + $4.5650 = $14.5650
June 30, 2026	$10 + applicable premium = $10 + $4.7725 = $14.7725
September 30, 2026	$10 + applicable premium = $10 + $4.9800 = $14.9800
December 30, 2026	$10 + applicable premium = $10 + $5.1875 = $15.1875
March 30, 2027	$10 + applicable premium = $10 + $5.3950 = $15.3950
June 30, 2027	$10 + applicable premium = $10 + $5.6025 = $15.6025
September 30, 2027	$10 + applicable premium = $10 + $5.8100 = $15.8100

September 2020	PS-5

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

In order to receive the premium indicated above, the closing price of the underlying shares must be greater than or equal to the initial share price on the applicable valuation date.

The examples below illustrate how the payment at maturity will be calculated if the closing price of the underlying shares is not greater than or equal to the initial share price on any of the valuation dates. The examples are based on a hypothetical initial share price of $40.00 and a hypothetical trigger price of $30.00 and the hypothetical final share prices indicated below. If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual final share price.

Example 1—Par Scenario. The hypothetical final share price is $36.00 (a 10% decrease from the hypothetical initial share price).

In this scenario, because the final share price is less than the initial share price but greater than the trigger price, you would be repaid the stated principal amount of $10 per security at maturity but would not receive any premium.

Example 2—Downside Scenario. The hypothetical final share price is $16.00 (a 60% decrease from the hypothetical initial share price).

In this scenario, because the final share price is less than the trigger price, the payment at maturity per security would be calculated as follows:

Payment at maturity per security     =       $10 + ($10 × the share return)

=       $10 + ($10 × -60%)

=       $10 + -$6

=       $4

In this scenario, the underlying shares have depreciated by more than 25% from the hypothetical initial share price to the final share price, which is less than the trigger price. Accordingly, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the depreciation of the underlying shares from the initial share price to the final share price, and you would incur a significant loss on your investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the underlying shares. If the closing price of the underlying shares on the final valuation date is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying shares has declined from the initial share price. There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

▪	The trigger feature of the securities exposes you to particular risks. If the closing price of the underlying shares on the final valuation date is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying shares has declined from the initial share price. Although you will be repaid your stated principal amount at maturity if the underlying shares depreciates by 25% or less from the initial share price, you will have full downside exposure to the underlying shares if they depreciate by more than 25%. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity. If the closing price of the underlying shares is greater than or equal to the initial share price on one of the valuation dates, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing price of the underlying shares on that valuation date may exceed the initial share price. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying shares.

September 2020	PS-6

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

▪	Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares. As of September 21, 2020, the average dividend yield of the underlying shares was approximately 1.5711% per year. While it is impossible to know the future dividend yield of the underlying shares, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 11.00% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	The term of the securities may be as short as one year. If the closing price of the underlying shares on any of the first twenty-four valuation dates, including the valuation date expected to occur approximately one year after the pricing date, is greater than or equal to the initial share price, the securities will be automatically redeemed. The earlier the automatic redemption, the lower the premium you will receive.

▪	Your return on the securities depends on the closing price of the underlying shares on only twenty-five days. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing price of the underlying shares solely on one of the twenty-five valuation dates, you are subject to the risk that the closing price of the underlying shares on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the return on the securities was based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities are riskier than securities with a shorter term. The securities are relatively long-dated. Because the securities are relatively long-dated, many of the risks of the securities are heightened as compared to securities with a shorter term, because you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the

September 2020	PS-7

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the ETF, the dividend yields on the underlying shares and the securities held by the ETF, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The iShares® China Large-Cap ETF is subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than U.S. companies, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. In addition, share prices of companies located in emerging markets, such as China, or whose principal operations are located in emerging markets, are subject to political, economic, financial and social factors that affect emerging markets. These factors, which could negatively affect the value of the securities, include the possibility of changes in local or national economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or to investments in equity securities of companies located, or whose principal operations are located, in emerging markets. Specifically, political and/or legal developments in emerging markets could include forced divestiture of assets; restrictions on production, imports and exports; war or other international conflicts; civil unrest and local security concerns that threaten the safe operation of company facilities; price controls; tax increases and other retroactive tax claims; expropriation of property; cancellation of contract rights; and environmental regulations. Moreover, the economies of emerging nations may differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

▪	The iShares® China Large-Cap ETF is subject to risks associated with emerging markets equity securities. The stocks composing the iShares® China Large-Cap ETF and that are generally tracked by the iShares® China Large-Cap ETF have been issued by companies in emerging markets. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

September 2020	PS-8

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

▪	Fluctuations in exchange rates will affect the closing value of the iShares® China Large-Cap ETF. Because the iShares® China Large-Cap ETF invests in stocks that are traded in Chinese renminbi, while its net asset value is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to the Chinese renminbi. If the U.S. dollar generally strengthens against the Chinese renminbi, the price of the shares of the iShares® China Large-Cap ETF will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the ETF or in instruments related to the underlying shares or such securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

•	The price and performance of the iShares® China Large-Cap ETF may not completely track the performance of its underlying index or its net asset value per share. The iShares® China Large-Cap ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the iShares® China Large-Cap ETF reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the iShares® China Large-Cap ETF and its underlying index. In addition, corporate actions with respect to the equity securities constituting the iShares® China Large-Cap ETF’s underlying index or held by the iShares® China Large-Cap ETF (such as mergers and spin-offs) may impact the variance between the performance of the iShares® China Large-Cap ETF and its underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the iShares® China Large-Cap ETF may differ from its net asset value per share.

During periods of market volatility, securities underlying the iShares® China Large-Cap ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® China Large-Cap ETF and the liquidity of the iShares® China Large-Cap ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the iShares® China Large-Cap ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the iShares® China Large-Cap ETF. As a result, under these circumstances, the market value of the iShares® China Large-Cap ETF may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the iShares® China Large-Cap ETF might not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

•	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

•	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

•	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the

September 2020	PS-9

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF —Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

•	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

•	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying shares is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another underlying shares to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

•	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

•	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the underlying shares may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the underlying shares. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the underlying shares. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2020	PS-10

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

Information About the Underlying Shares

The iShares® China Large-Cap ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance, before fees and expenses, of the FTSE China 50 Index. The FTSE China 50 Index was developed by FTSE as an equity benchmark for the stock performance of the largest companies in the Chinese equity market that are available to international investors. All of the stocks in the FTSE China 50 Index currently trade on the Stock Exchange of Hong Kong.

The iShares® China Large-Cap ETF is managed by the iShares® Trust, a registered investment company. iShares® Trust consists of numerous separate investment portfolios, including the iShares® China Large-Cap ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® China Large-Cap ETF trade on the NYSE Arca under the ticker symbol “FXI.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying shares.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 4, 2010 to September 21, 2020. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

iShares® China Large-Cap ETF – Historical Closing Prices January 4, 2010 to September 21, 2020

September 2020	PS-11

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

iShares® China Large-Cap ETF	High	Low	Dividends
2010
First Quarter	$44.56	$37.17	$0.00000
Second Quarter	$44.59	$37.01	$0.45877
Third Quarter	$42.85	$38.73	$0.00000
Fourth Quarter	$47.93	$42.20	$0.16919
2011
First Quarter	$44.96	$41.16	$0.00000
Second Quarter	$46.40	$41.11	$0.68555
Third Quarter	$43.31	$30.83	$0.00000
Fourth Quarter	$38.95	$29.75	$0.07946
2012
First Quarter	$40.48	$35.15	$0.00000
Second Quarter	$38.34	$31.83	$0.85100
Third Quarter	$35.29	$32.09	$0.00000
Fourth Quarter	$40.48	$34.91	$0.08604
2013
First Quarter	$41.86	$36.33	$0.00000
Second Quarter	$38.62	$31.70	$0.00000
Third Quarter	$39.15	$31.73	$0.83900
Fourth Quarter	$40.19	$36.42	$0.17433
2014
First Quarter	$37.12	$32.98	$0.00000
Second Quarter	$38.28	$34.59	$0.00000
Third Quarter	$42.52	$37.32	$0.53987
Fourth Quarter	$41.98	$37.46	$0.50568
2015
First Quarter	$44.74	$40.77	$0.00000
Second Quarter	$52.72	$45.00	$0.24928
Third Quarter	$45.81	$33.58	$0.00000
Fourth Quarter	$40.37	$34.53	$0.77474
2016
First Quarter	$34.15	$28.44	$0.00000
Second Quarter	$35.12	$31.24	$0.24433
Third Quarter	$39.02	$33.45	$0.00000
Fourth Quarter	$39.04	$33.97	$0.68919
2017
First Quarter	$39.6191	$35.15	$0.00000
Second Quarter	$40.60	$37.58	$0.17592
Third Quarter	$45.07	$39.48	$0.00000
Fourth Quarter	$48.32	$44.18	$0.89181
2018
First Quarter	$54.00	$45.97	$0.00000
Second Quarter	$48.77	$41.99	$0.60488
Third Quarter	$44.29	$40.39	$0.00000
Fourth Quarter	$43.02	$38.26	$0.44607
2019
First Quarter	$45.17	$38.09	$0.00000
Second Quarter	$45.85	$39.93	$0.40671
Third Quarter	$43.40	$37.67	$0.00000
Fourth Quarter	$43.71	$39.63	$0.78831
2020
First Quarter	$45.28	$33.91	$0.00000
Second Quarter	$41.56	$36.01	$0.33324
Third Quarter (through September 21, 2020)	$45.53	$40.16	$0.00000

The closing price of the underlying shares on September 21, 2020 was $42.42.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

September 2020	PS-12

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

September 2020	PS-13

Citigroup Global Markets Holdings Inc.
Jump Securities with Auto-Callable Feature Based Upon the Performance of Shares of the iShares® China Large-Cap ETF Due October -----, 2027 Principal at Risk Securities

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.30 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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September 2020	PS-14